UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2014

STANDEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11 Keewaydin Drive, Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 893-9701

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Standex International Corporation

SECTION 5

CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02

Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

By action taken on January 14, 2014, the Compensation Committee of the Board of Directors of Standex International Corporation has amended stock awards made by the Company to Thomas D. DeByle, Vice President and Chief Financial Officer of the Company, to provide that in the event of the involuntary termination of Mr. DeByle’s employment with the Company, for a reason other than “cause” as determined by the Committee, all stock awards made to Mr. DeByle prior to January 20, 2014 which had not yet vested as of the date of such termination would become immediately vested upon such date.

The affected stock awards consist of restricted stock and performance share unit awards made under the long-term incentive component of the 2008 Long Term Incentive Plan (the stock granted pursuant to performance share unit awards which is subject to the accelerated vesting provided under the amendment shall be the stock actually earned pursuant to such awards), and restricted stock purchased under the Management Stock Purchase Program component of the 2008 Long Term Incentive Plan, which allows a portion of the annual incentive bonus to be used to purchase shares at 25% discount from the fair market value of the stock.  The current vesting dates of these awards range from June 30, 2014 to September 6, 2016.  A detailed description of each of these types of awards is contained in the Company’s annual proxy statement, which was most recently filed with the Commission on October 21, 2013.  The amount realized pursuant to the amendment will depend upon the date of any termination, the number of shares of stock remaining unvested at the time of termination, and the fair market value of the Company’s stock at that time.

The action taken by the Committee shall apply only to previously granted stock awards that have not vested as of January 20, 2014.  It does not apply to any stock awards that may be made to Mr. DeByle after January 20, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION

(Registrant)

 /s/ Roger L. Fix

Roger L. Fix President/Chief Executive Officer

Date: January16, 2014
Signing on behalf of the registrant and as principal executive officer